Exhibit 99.1

Media Relations: Mark Petrarca 414-359-4100 mpetrarca@aosmith.com	Investor Relations: Patricia K. Ackerman 414-359-4130 packerman@aosmith.com

FOR IMMEDIATE RELEASE

May 5, 2020

A. O. Smith Reports 2020 First Quarter Financial Results and Business Update in Response to COVID-19

Milwaukee, Wis.— Global water technology company A. O. Smith Corporation (the “Company”) (NYSE-AOS) today announced first quarter net earnings of $51.7 million or $0.32 per share on first quarter sales of $636.9 million. Earnings per share declined approximately 40 percent compared with first quarter 2019 earnings per share of $0.53. Sales in the quarter ended March 31 were approximately 15 percent lower compared with sales of $748.2 million during the same period in 2019.

“We have been weathering the storm brought about by COVID-19 since the very start of 2020 – first in China, then followed by pressure in other end markets globally during March and April,” said Kevin J. Wheeler, chairman and chief executive officer. “With the safety and well-being of our employees as the highest priority, I’m extremely proud of our entire team supporting our customers with essential water heating and water treatment products to combat this pandemic. Our strong balance sheet and stability afforded by replacement business in the U.S., which we estimate at approximately 85 percent of water heater and boiler units sold, put us in a solid position to successfully navigate through the impact of the pandemic.”

North America segment

Sales of the North America segment were $532.9 million in the first quarter, an increase of approximately two percent compared with the same period in 2019. Incremental sales of $16 million from the Water-Right acquisition completed in April 2019 North America, water treatment products’

organic growth of approximately 17 percent and higher water heater volumes drove sales higher. These drivers were partially offset by a water heater sales mix composed of more electric models which have a lower selling price and lower contractual formula pricing associated with a portion of water heater sales based on lower steel costs.

Segment earnings of $127.1 million were approximately 10 percent higher than segment earnings of $116.0 million in the same quarter of 2019 driven by lower steel costs, incremental profit from Water-Right and improvement in the profitability of organic water treatment sales. These favorable impacts were partially offset by the mix shift to electric water heaters and lower contractual formula pricing. As a result, the first quarter 2020 segment margin of 23.9 percent was an improvement from the 22.2 percent achieved in the same period last year.

Rest of World segment

First quarter sales of $110.2 million for the Rest of the World segment declined approximately 53 percent compared with the same quarter in 2019. In China, sales declined 56 percent in local currency compared with the same period in the prior year. The vast majority of the decline in sales was due to weak consumer demand driven by the COVID-19 pandemic as the China economy was essentially shutdown and mobility was restricted for a majority of the quarter. China channel inventory levels declined slightly from the levels at the end of 2019.

The Rest of the World segment lost $42.2 million in the first quarter compared with $12.3 million in earnings in the same quarter last year. The unfavorable impact to profits from lower China sales and a higher mix of mid-price products, which have lower margins, more than offset the benefits to profits from lower SG&A expenses in that region. As a result of these factors, segment margin was negative compared with 5.3 percent in the same quarter of 2019.

Operations and Supply Chain

In April, the Company’s global manufacturing operations of essential water heating and water treating products continued with minimal operating disruption. The Company shifted water heater production from Mexico to the U.S. in the short-term to minimize disruption due to the temporary closure of its Juarez, Mexico plant. As a result of the COVID-19 pandemic and in support of continuing its manufacturing efforts, the Company has undertaken numerous and meaningful steps to protect its employees, suppliers, and customers. These important steps, in certain cases reducing efficiency, include making plant accommodations and reconfigurations to maintain social distancing, making masks available to all employees, doing deep cleanings of our facilities and encouraging employees to work remotely where possible, among others.

The Company’s global supply chain management team continues to monitor and manage the ability to operate effectively in response to various and differing shelter-in-place orders by countries and states where it and its suppliers operate. To date, the Company has not seen any meaningful disruptions to its supply chain. Ongoing communications continue with suppliers to identify and mitigate risk and to manage inventory levels.

Balance sheet and liquidity

A. O. Smith believes it is in a solid financial position with sufficient liquidity to navigate through today’s challenging business environment. As of April 30, 2020, the Company had liquidity of approximately $850 million consisting of cash, cash equivalents, marketable securities and undrawn borrowing capacity on its credit facility. The Company’s leverage ratio was 17.5 percent as measured by total debt to total capitalization at the end of March.

Cash provided by operations of $54 million during the first quarter of 2020 was higher than $22 million in the same period of 2019, as a result of lower investment in working capital, including timing of certain volume incentive payments, which was partially offset by lower earnings compared with the year ago period. The Company continues to monitor developments and has taken proactive measures to focus on cash, manage working capital and reduce costs, including further cost reductions in China.

In April 2020, the Company repatriated $125 million in cash from China to the United States.

Share repurchases suspended and capital prioritization

While the Company believes it has a strong balance sheet and capital position, proactive management of discretionary spend and cost structure will continue.

Board members and the chief executive officer of the Company have voluntarily reduced their cash component of board compensation and his base salary, respectively, by 25 percent. In addition, the Company’s other named executive officers and the entire CEO staff have volunteered a 15 percent reduction in base salary.

Given the uncertain business environment, the Company suspended its share repurchase program in mid-March. During the first quarter of 2020, the Company repurchased approximately 1.3 million shares of common stock for a total of $57 million.

At the same time, the Company will continue to strategically invest in its business for the long-term. It forecasts capital expenditures between $60 and 70 million in 2020, below the approximately $80 million average annual spending in the last three years.

On April 14, the Board of Directors of the Company declared a regular quarterly cash dividend of $0.24 per share on the Company’s Common Stock and Class A Common Stock. The dividend rates remained unchanged from the previous quarterly dividend.

2020 outlook suspended

A. O. Smith believes the current environment does not allow it to forecast performance with reasonable precision, and as a result, the Company suspended its 2020 full year outlook. As the severity and duration of the disruption and pace of recovery in its end markets become clearer, the Company will look to return to its practice of providing a current year outlook.

“We have taken a number of actions to increase and further fortify our liquidity,” said Wheeler. “The combination of cash and liquidity, replacement demand for our global premium products, high functioning employees passionate about providing our essential products and services to our customers and strong long-standing channel partners and suppliers, gives us confidence to successfully navigate the uncertain business environment.”

During its live conference call at 10 a.m. Eastern Daylight time today, A. O. Smith will provide an update on April 2020 business conditions. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the Company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “continue,” “guidance” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: negative impacts to the company’s business, including demand for its products, operations and work-force dislocation and disruption, supply chain disruption and liquidity as a result of the severity and duration of the COVID-19 pandemic; a failure to recover or a further weakening of the Chinese economy and/or a failure to recover or a further decline in the growth rate of consumer spending or housing sales in China; negative impact to the company’s businesses from international tariffs and trade disputes; potential weakening in the high efficiency boiler segment in the U.S.; significant volatility in raw material availability and prices; inability of the company to implement or maintain pricing actions; a failure to recover or further weakening in U.S. residential or commercial construction or instability in the company’s replacement markets; foreign currency fluctuations; the company’s inability to successfully integrate or achieve its strategic objectives resulting from acquisitions; competitive pressures on the company’s businesses; the impact of potential information technology or data security breaches; changes in government regulations or regulatory requirements; and adverse developments in general economic, political and business conditions in key regions of the world. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

About A. O. Smith

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the New York Stock Exchange (NYSE), the company is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as a manufacturer of water treatment and air purification products. For more information, visit www.aosmith.com.

A. O. SMITH CORPORATION

Statement of Earnings

(condensed consolidated financial statements -

dollars in millions, except share data)

(unaudited)

	Three Months Ended March 31,
	2020	2019
Net sales	$636.9	$748.2
Cost of products sold	397.4	455.4

Gross profit	239.5	292.8

Selling, general and administrative expenses	173.8	184.7
Interest expense	2.2	2.0
Other income	(4.2)	(5.5)

Earnings before provision for income taxes	67.7	111.6
Provision for income taxes	16.0	22.3

Net earnings	$51.7	$89.3

Diluted earnings per share of common stock	$0.32	$0.53

Average common shares outstanding (000’s omitted)	162,898	169,096

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited)
	March 31, 2020	December 31, 2019
ASSETS:
Cash and cash equivalents	$416.1	$374.0
Marketable securities	135.6	177.4
Receivables	524.0	589.5
Inventories	312.3	303.0
Other current assets	54.5	56.5

Total Current Assets	1,442.5	1,500.4

Net property, plant and equipment	537.3	545.4
Goodwill and other intangibles	875.7	884.4
Operating lease assets	44.9	46.9
Other assets	82.6	80.9

Total Assets	$2,983.0	$3,058.0

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Trade payables	$442.0	$509.6
Accrued payroll and benefits	47.7	64.6
Accrued liabilities	159.7	143.7
Product warranties	42.9	41.8
Debt due within one year	6.8	6.8

Total Current Liabilities	699.1	766.5

Long-term debt	335.6	277.2
Pension liabilities	20.8	27.8
Operating lease liabilities	37.3	38.7
Other liabilities	273.9	281.0
Stockholders’ equity	1,616.3	1,666.8

Total Liabilities and Stockholders’ Equity	$2,983.0	$3,058.0

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

(unaudited)

	Three Months Ended
	March 31,
	2020	2019
Operating Activities
Net earnings	$51.7	$89.3
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	20.1	20.2
Stock based compensation expense	9.0	8.7
Net changes in operating assets and liabilities, net of acquisitions:
Current assets and liabilities	(15.1)	(86.3)
Noncurrent assets and liabilities	(11.6)	(10.3)

Cash Provided by Operating Activities	54.1	21.6

Investing Activities
Capital expenditures	(12.8)	(20.9)
Investment in marketable securities	(38.8)	(48.5)
Net proceeds from sale of marketable securities	78.0	147.2

Cash Provided By Investing Activities	26.4	77.8

Financing Activities
Long-term debt incurred	58.5	63.0
Common stock repurchases	(56.7)	(45.6)
Net payments from stock option activity	(1.2)	(1.6)
Dividends paid	(39.0)	(37.1)

Cash Used In Financing Activities	(38.4)	(21.3)

Net increase in cash and cash equivalents	42.1	78.1
Cash and cash equivalents - beginning of period	374.0	259.7

Cash and Cash Equivalents - End of Period	$416.1	$337.8

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months Ended March 31,
	2020	2019
Net sales
North America	$532.9	$521.8
Rest of World	110.2	232.1
Inter-segment sales	(6.2)	(5.7)

	$636.9	$748.2

Earnings (losses)
North America	$127.1	$116.0
Rest of World	(42.2)	12.3

	84.9	128.3
Corporate expense	(15.0)	(14.7)
Interest expense	(2.2)	(2.0)

Earnings before income taxes	67.7	111.6

Tax provision	16.0	22.3

Net earnings	$51.7	$89.3